SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                                                    Commission File No. 0-50820
                                                                        --------
                           NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-K   [ ] Form 11-K   [ ] Form 20-F  |X| Form 10-QSB
              [ ] Form 10-D   [ ] Form N-SAR  [ ] Form N-CSR

         For Period Ended: June 30, 2007
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 [ ] Transition Report on Form 10-K       [ ] Transition Report on Form 10-QSB
 [ ] Transition Report on Form 20-F       [ ] Transition Report on Form N-SAR
 [ ] Transition Report on Form 11-K

         For the Transition Period Ended:
                                         ---------------------

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
                                                       -------------------------

PART I -- REGISTRANT INFORMATION

Full name of registrant: First Clover Leaf Financial Corp.
                         -------------------------------------------------------
Former name if applicable:
                          ------------------------------------------------------
Address of principal executive office (Street and Number):  6814 Goshen Road
                                                          ----------------------
City, state and zip code: Edwardsville, Illinois 62025
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PART II -- RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

                  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         |X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and


                           (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

         The registrant was unable to complete the Form 10-QSB for the quarter ended June 30, 2007 by the prescribed date, without unreasonable effort and expense, due to technological problems with respect to the EDGARization of the document.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

     Darlene F. McDonald               (618)                      656-6122
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          (Name)                    (Area Code)              (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X| Yes ? No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [X] Yes | | No

        If so: attach an explanation of the anticipated change, both narratively and quantitatively, and if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

        It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report due to the acquisition of Clover Leaf Financial Corp.
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                        First Clover Leaf Financial Corp.
                        ---------------------------------
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 14, 2007                 By: /s/ Darlene F. McDonald
                                           --------------------------------
                                           Darlene F. McDonald
                                           Senior Vice President and Chief
                                           Financial Officer